Exhibit 23.2

Deloitte & Touche LLP
1 Place Ville Marie
Suite 3000
Montreal QC H3B 4T9
Canada

Tel: 514-393-7115
Fax: 514-390-4116
www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Amended and Restated 2006 Stock and Option Plan of Vertex Pharmaceuticals Incorporated, of our report dated February 19, 2009, except for Notes 10 and 11, which are as of March 12, 2009, relating to the financial statements of ViroChem Pharma Inc., appearing in Vertex Pharmaceuticals Incorporated Form 8-K/A, filed with the Securities and Exchange Commission on May 11, 2009.

July 6, 2009

/s/ Deloitte & Touche LLP1

1 Chartered accountant auditor permit no 20371